UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by §14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material §240.14a-12

Micrus Endovascular Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MICRUS ENDOVASCULAR CORPORATION
JOHN T. KILCOYNE
Chairman of the Board and Chief Executive Officer

July 28, 2009

Dear Micrus Endovascular Corporation Stockholder:

We cordially invite you to attend Micrus Endovascular Corporation’s Annual Meeting of Stockholders for the 2009 fiscal year, which will be held at our headquarters at 821 Fox Lane, San Jose, CA 95131 on September 15, 2009 at 8:00 a.m. Pacific Time. A webcast of the Annual Meeting will be available on our website at www.micrusendovascular.com.

At this year’s Annual Meeting, stockholders will be asked to elect three (3) Class I directors and to ratify the appointment of PricewaterhouseCoopers LLP as Micrus Endovascular Corporation’s independent registered public accounting firm for the 2010 fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by mailing a completed proxy card or by voting over the Internet. Voting your proxy will ensure your representation at the Annual Meeting.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

We hope to see you at the September 15, 2009 Annual Meeting.

Sincerely,

John T. Kilcoyne

821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400
Fax: (408) 433-1401

MICRUS ENDOVASCULAR CORPORATION
821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
September 15, 2009
at 8:00 a.m. Pacific Time

The 2009 Annual Meeting of Stockholders of Micrus Endovascular Corporation will be held on September 15, 2009 at 8:00 a.m. Pacific Time at 821 Fox Lane, San Jose, CA 95131, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect three (3) Class I directors to hold office until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on July 23, 2009 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

John T. Kilcoyne
Chairman of the Board and Chief Executive Officer

San Jose, California
July 28, 2009

PURSUANT TO NEW RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), WE HAVE ELECTED TO PROVIDE ACCESS TO OUR PROXY MATERIALS BOTH BY SENDING YOU THIS FULL SET OF PROXY MATERIALS, INCLUDING A PROXY CARD, AND BY NOTIFYING YOU OF THE AVAILABILITY OF OUR PROXY MATERIALS ON THE INTERNET. THIS PROXY STATEMENT AND OUR 2009 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.MICRUSENDOVASCULAR.COM.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

MICRUS ENDOVASCULAR CORPORATION
821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400
_______________

PROXY STATEMENT
_______________

2009 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Micrus Endovascular Corporation, a Delaware corporation. This proxy is for use at Micrus Endovascular Corporation’s 2009 Annual Meeting of Stockholders to be held at our headquarters at 821 Fox Lane, San Jose, CA 95131 on September 15, 2009 at 8:00 a.m. Pacific Time.

Our Proxy Statement and Annual Report to stockholders, which includes our Annual Report on Form 10-K, are available at www.proxyvote.com/micrus. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those stockholders of record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials). All stockholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We believe that this new process should expedite your receipt of our proxy materials, lower the costs and reduce the environmental impact of our Annual Meeting.

This Proxy Statement contains important information regarding Micrus Endovascular Corporation’s 2009 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, and information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Micrus Endovascular Corporation is referred to as “Micrus” or “Micrus Endovascular” or “the Company.” The term “proxy materials” includes this Proxy Statement, the proxy card or the voting instructions you receive by e-mail, and Micrus’ Annual Report on Form 10-K for the fiscal year ending on March 31, 2009. References to “fiscal 2008” mean Micrus’ 2008 fiscal year that began on April 1, 2007 and ended on March 31, 2008. References to “fiscal 2009” mean Micrus’ 2009 fiscal year that began on April 1, 2008 and ended on March 31, 2009. References to “fiscal 2010” mean Micrus’ 2010 fiscal year that began on April 1, 2009 and will end on March 31, 2010. Micrus’ 2009 Annual Meeting of Stockholders is referred to as the “the Annual Meeting of the Stockholders” or  the “Meeting.” Micrus’ Board of Directors is referred to as the “Board of Directors” or the “Board.” The mailing address of Micrus’ principal executive offices is 821 Fox Lane, San Jose, California 95131.

The Company is making these proxy materials available on or about August 6, 2009 to all stockholders of Micrus as of the record date, July 23, 2009. Stockholders who owned Micrus common stock at the close of business on July 23, 2009 are entitled to receive notice of, attend and vote at the Meeting. Each share of Micrus common stock issued and outstanding as of July 23, 2009, is entitled to be voted on all proposals being voted upon at the Meeting. On the record date, there were 15,844,700 shares of Micrus common stock outstanding.

Webcast of the Annual Meeting

The Meeting will be webcast. You may visit our website at www.micrusendovascular.com at 8:00 a.m. Pacific Time on September 15, 2009 to view a webcast of the Meeting. A replay of the webcast will be available on our website through October 4, 2009.

Purpose of the Proxy Statement and Proxy Card

We are making this Proxy Statement and proxy card available to you because you owned shares of our common stock on July 23, 2009, the record date. The Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John T. Kilcoyne and Gordon T. Sangster as your representatives at the Meeting. Messrs. Kilcoyne and Sangster will vote your shares, as you have instructed them on the proxy card, at the Meeting. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card or vote your shares over the Internet in advance of the Meeting just in case your plans change.

Voting Procedures

As a stockholder of Micrus, you have a right to vote on certain business matters affecting Micrus. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Micrus common stock you own entitles you to one vote.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Meeting.

Voting by Mail. By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, you can dial 1-800-690-6903 and follow the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting over the Internet. To vote over the Internet, you can go to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. To do this, you must:

•	enter a new vote over the Internet or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Micrus’ Corporate Secretary; or

•	attend the Meeting and vote in person.

Votes Required for the Proposals

The votes required and the method of calculation for the proposals to be considered at the Meeting are as follows:

Proposal No. 1 — Election of Directors. The three nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or more nominees. Each share of Micrus common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PricewaterhouseCoopers LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy. Our 2010 fiscal year began on April 1, 2009 and will end on March 31, 2010.

You may vote “for,” “against” or “abstain” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, July 23, 2009, must be present in order to hold the Meeting and to conduct business. Shares are counted as being present at the Meeting if you vote in person at the Meeting, over the Internet, by telephone or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Abstentions and Broker Non-Vote Voting

If you return a proxy card that indicates an abstention from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes “against” the proposal.

If you sign and return your proxy card without providing your voting instructions, your shares will be voted “for” the three named nominees for directors and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxies as to other matters that may properly come before the Meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on routine matters. Both of our proposals should be considered routine matters. To the extent your brokerage firm votes your shares on your behalf on any of the proposals, your shares will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Publication of Voting Results

Votes will be tabulated by Robert A. Stern, the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes and abstentions. Preliminary voting results will be announced at the Meeting, with the final voting results posted shortly after the Meeting on our website at www.micrusendovascular.com and available there through October 4, 2009. Voting results will also be published in Micrus’ Quarterly Report on Form 10-Q for the second fiscal quarter of 2010 filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.micrusendovascular.com;

•	contacting our Investor Relations department at (408) 433-1400; or

•	visiting the SEC’s website at www.sec.gov.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Micrus Endovascular Corporation, 821 Fox Lane, San Jose, California 95131 Attn: Investor Relations, or (2) call our Investor Relations department at (408) 433-1400. Additional copies of the proxy materials will be sent promptly after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board. The cost of soliciting proxies in the enclosed form will be borne by the Company. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Other Matters

Except for the election of three (3) Class 1 directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, Micrus’ Board does not intend to bring any other matters to be voted on at the Meeting. Micrus’ Board is not currently aware of any other matters that will be presented by others for action at the Meeting.

PROPOSALS

The following proposals will be considered at the Meeting:

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have nominated three candidates for election to the Board this year. Detailed information on each of the nominees is provided below.

The Board is divided into three classes with each director serving a three-year term and one class being elected at each year’s Annual Meeting of Stockholders. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class I nominee listed has consented to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class I directors for the ensuing three-year term. Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Board of Directors

The Company’s Bylaws provide that the number of directors shall be established by the Board or the stockholders of the Company. The Company’s Amended and Restated Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Pursuant to the Company’s Bylaws, the Board has set the number of directors at eight, consisting of three Class I directors, three Class II directors and two Class III directors. At the Meeting, the stockholders will vote on the election of Michael L. Eagle, Fred Holubow and Gregory H. Wolf as Class I directors to serve for a three (3) year term until the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees described herein. Nominees for directors are Michael L. Eagle, Fred Holubow and Gregory H. Wolf, each of whom is currently a director of Micrus. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as directors.

Business Experience of Nominees and Incumbent Directors

The name, age as of July 23, 2009, and year in which the term expires of each nominee and member of the Board of Directors of the Company is set forth below:

Name of Nominee/Director	Age	Positions and Offices	Term Expires in Annual Meeting

Michael L. Eagle	62	Nominee, Director and Member of the Compensation Committee of the Board of Micrus Endovascular Corporation	2009

Michael R. Henson	63	Director and Member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2010

Fred Holubow	70	Nominee, Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2009

L. Nelson Hopkins, M.D.	66	Director	2011

John T. Kilcoyne	50	Director, Chief Executive Officer and Chairman of Micrus Endovascular Corporation	2010

Francis J. Shammo	48	Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2011

Jeffrey H. Thiel	53	Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2010

Gregory H. Wolf	52	Nominee, Director and Member of the Compensation Committee of the Board of Micrus Endovascular Corporation	2009

Nominees

The following individuals have been nominated for election to the Board of Directors to serve for a three (3) year term until the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified.

Mr. Eagle has served as our director since 2006. Mr. Eagle serves on the board of directors of Xtent, Inc. and Somaxon Pharmaceuticals, both publicly traded companies and a member of the board of Cardio Polymers, Inc. (formerly Symphony Medical), a privately-held company. Mr. Eagle is a Founding Member of Barnard Life Sciences, LLC. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Mr. Eagle has a B.S. degree in mechanical engineering from Kettering University and an MBA from the Krannert School of Management at Purdue University. He serves on the board of trustees of La Jolla Playhouse, on the Dean’s Senior Advisory Council of the Krannert School of Management at Purdue University and on the board of directors of the Futures for Children.

Mr. Holubow has served as our director since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He is a director of BioSante Pharmaceuticals, Inc, a publicly-traded pharmaceuticals company. He received his B.S. from the Massachusetts Institute of Technology and his MBA from the University of Chicago.

Mr. Wolf has served as our director since 2006. Mr. Wolf serves as Chairman, President and Chief Executive Officer of Medical Caid Systems, Inc. (“MCS”), a managed care organization based in San Juan, Puerto Rico. Prior to MCS, Mr. Wolf served as the President of CIGNA Group Insurance as well as its subsidiaries, CIGNA Life Insurance Company of New York and Life Insurance Company of North America from 2002 to 2005. Mr. Wolf joined CIGNA in 2001 as a Division President to lead a new business development initiative. From 2000 to 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services. From 1995 to 1999, Mr. Wolf held various positions with Humana, Inc., including Senior Vice President of Sales and Marketing, Chief Operating Officer, President and Chief Executive Officer. Mr. Wolf received his B.S. from Penn State University and a Master in Hospital and Health Services Administration from Central Michigan University.

Continuing Directors

The following individuals will continue to serve on the Board of Directors after the Annual Meeting until the expiration of their term at the annual meeting of stockholders in the year indicated in the table above and until their successors are elected and qualified.

Mr. Henson has served as our director since 1996 and was the Chairman of our Board from 1996 to September 2007. Since 2000, Mr. Henson has served as a principal manager of the MedFocus Family of Funds, a group of venture capital funds focused on emerging medical technology. In addition, from October 2003 to August 2006, Mr. Henson served as a general manager of the Biostar Private Equity Investment Fund, LLC, a venture capital firm. In June 1997, Mr. Henson served as Chairman of the Board, Chief Executive Officer and President of Endologix, Inc. and served as a director until May 2002. Prior to that, Mr. Henson served as the Chief Executive Officer of Endosonics Corporation from 1988 to 1995 and as Chairman of the Board from 1993 to 1996. Mr. Henson also serves on the board of directors of several private medical companies.  He received his B.S. in Business Administration from Ball State University and his MBA from Ohio State University.

Dr. Hopkins has served as our director since September 1998. Dr. Hopkins has served as a Professor and Chairman of Neurosurgery at the State University of New York at Buffalo since January 1989 and as a Professor of Radiology at the State University of New York at Buffalo since July 1989. He received his B.A. from Rutgers University and his M.D. from Albany Medical College.

Mr. Kilcoyne has served as our director since November 2004 and as our Chairman of the Board since September 2007. He has been our Chief Executive Officer since November 2004. Mr. Kilcoyne also held the position of President from November 2004 to September 2007. From May 2002 to May 2004, Mr. Kilcoyne served as the President and Chief Executive Officer of Solace Therapeutics, Inc., a medical device company. From November 1997 to January 2002, he served as the President and Chief Executive Officer of Endonetics, Inc., a medical device company. From February 1997 to November 1997, he served as the Vice President Sales and Marketing and New Business Development at Medical Scientific, Inc., a medical device company. From July 1993 to February 1997, he served as the Director of Marketing at Microsurge, Inc., a medical device company. Mr. Kilcoyne served in various sales and marketing positions with Guidant Corporation and Boston Scientific Corporation. Mr. Kilcoyne received his B.S. from Cornell University. Mr. Kilcoyne serves as a member of the board of directors of Onset Medical Corporation, Embrella Cardiovascular Corporation and Ellipse Technologies, which are private companies.

Mr. Shammo has served as our director since July 2004. Since March 2009, Mr. Shammo has served as President of Verizon Business. From September 2005 to March 2009, Mr. Shammo served as Senior Vice President and Chief Financial Officer of Verizon Business. From 2003 to September 2005, Mr. Shammo served as President of the West Area for Verizon Wireless, a telecommunications company. From 1995 to 2003, Mr. Shammo served as Vice President and Controller of Verizon Wireless. Mr. Shammo is a Certified Public Accountant. He received his B.S. in accounting from the Philadelphia College of Textiles and Science and his MBA from LaSalle University.

Mr. Thiel has served as our director since 1999. Since October 2008, Mr. Thiel has served as President, Chief Executive Officer and Director of Devax, Inc., a medical device company. From December 2006 to October 2008, Mr. Thiel has served as President, Chief Operating Officer and Director of Devax, Inc. From June 2003 to December 2006, Mr. Thiel served as President, Chief Executive Officer and Director of Devax, Inc. From January 2001 until June 2002, Mr. Thiel served as President and Chief Executive Officer of Radiance Medical Systems, Inc., a medical device company. Prior to that, Mr. Thiel served as President and Chief Operating Officer of Radiance Medical Systems, Inc. from February 1999 until January 2001 and as Vice President of Operations from October 1996 until February 1999. Mr. Thiel received his B.S. in Economics from the University of Wisconsin-River Falls and his MBA from the College of St. Thomas.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

The Company provides information on its website about its corporate governance policies, including the Company’s Code of Ethics, and charters for the committees of the Board. The website can be found at www.micrusendovascular.com (Investor Relations – Corporate Governance).

Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the Sarbanes-Oxley Act of 2002 and the NASDAQ Global Market, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the NASDAQ Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Process for Identifying and Evaluating Nominees. The Nominating Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating Committee. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Stockholder Recommendations. The Company has never received a recommendation from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder recommended nominees, the committee expects that the evaluation process for a stockholder recommended nominee would be similar to the process outlined above. Accordingly, the Board of Directors has determined that it is appropriate not to have a formal policy at this time. Any stockholder recommendations proposed for consideration by the Nominating Committee should include (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Such recommendations should be addressed to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

Stockholder Nominations. In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and to solicit proxies in favor of such nominees. For a description of the process for nominating directors in accordance with our Bylaws, see “Stockholder Proposals — 2010 Annual Meeting.”

The Company strongly encourages all of the members of the Board to attend its Annual Meeting of Stockholders.

All directors attended last year’s annual meeting of the Company’s stockholders.

Stockholder Communications. Our Board welcomes communications from our stockholders. Any stockholder wishing to communicate with any of our directors regarding Micrus may write to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

Director Independence

Micrus has adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Micrus or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with Micrus within the last three years.

The Board considered relationships, transactions or arrangements with each of the directors and concluded that none of the non-employee directors has any relationships with Micrus that would impair his independence. The Board has determined that each nominee and each member of the Board who served as a director during the last fiscal year, other than Mr. Kilcoyne, qualifies as an independent director under applicable NASDAQ listing standards and SEC rules. Mr. Kilcoyne did not meet the independence standards as he is an employee of Micrus. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Compensation, or Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Micrus other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of Micrus’ management at least twice per year on regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. The lead independent director presides over these executive sessions.

Meetings and Committees of the Board of Directors

During Micrus’ 2009 fiscal year, the Board met 13 times and took no action by unanimous written consent during the same period. Each director attended at least 75% of all Board and applicable committee meetings during this time, with the exception of Mr. Hopkins, who attended nine Board meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found on our website at www.micrusendovascular.com (Investor Relations – Corporate Governance). The current members of the committees are identified in the following table:

Director	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Michael L. Eagle		X
Michael R. Henson	X	X
Fred Holubow	X		X
L. Nelson Hopkins, M.D.
John T. Kilcoyne
Francis J. Shammo	X		X
Jeffrey H. Thiel	X		X
Gregory H. Wolf		X

Audit Committee. The Audit Committee held six meetings during the 2009 fiscal year. Our Audit Committee is composed of Messrs. Shammo (chairperson), Holubow and Thiel. Mr. Shammo is our Audit Committee financial expert as currently defined under applicable SEC rules and is an independent director as that term is defined under the NASDAQ listing standards. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ  rules. The primary functions of our Audit Committee include:

•	reviewing and monitoring our accounting practices and financial reporting procedures and audits of our financial statements;

•	appointing, compensating and overseeing our independent auditors; and

•	reviewing and evaluating the effectiveness of our internal control over financial reporting.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee. The Compensation Committee held 10 meetings during the 2009 fiscal year and took action by unanimous written consent two times during the same period. Our Compensation Committee is currently composed of Messrs. Henson (chairperson), Eagle and Wolf. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. The functions of our Compensation Committee include:

•	determining the amount and form of compensation paid to our executive officers, employees and consultants;

•	reporting annually to our stockholders on executive compensation issues; and

•	administering our equity incentive plans, including the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee took action by unanimous written consent one time during the 2009 fiscal year. Our Nominating and Corporate Governance Committee is currently composed of Messrs. Henson, Holubow, Shammo, and Thiel. Each member of our Nominating and Corporate Governance Committee is an independent director as that term is defined under the NASDAQ listing standards. The functions of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating individuals, including individuals proposed by stockholders, qualified to serve as members of our Board;

•	making recommendations to the independent members of the Board with respect to candidates for election to the Board; and

•	reviewing and assessing our corporate governance guidelines and recommending changes to our corporate governance guidelines to the Board.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees. We pay each non-employee director an annual cash retainer of $15,000, in addition to $2,000 for each quarterly Board meeting attended and $1,000 for each additional Board meeting attended (in each case either, in person or by telephone conference). In addition, each member of our Audit Committee and Compensation Committee receives $1,000 per meeting attended for up to four meetings of those committees and an additional $500 for each additional committee meeting attended (in each case, in person or telephone conference). We pay the chairman of our Audit Committee an additional annual cash retainer of $10,000 and we pay the chairman of our Compensation Committee an additional cash retainer of $5,000. In addition, we reimburse our directors for all reasonable expenses incurred in attending meetings of the Board and its committees. The members of our Compensation Committee participate in the consideration of director compensation.

Equity Compensation. Our 2005 Equity Incentive Plan (“the 2005 Plan”) provides for the automatic grant of options to purchase shares of common stock to our non-employee directors on the date when a non-employee director is first elected or appointed to our Board of Directors (an “initial grant”) and on the date of each annual meeting of stockholders, beginning with the annual meeting held in 2006, provided that the director has served as a director for at least six months (an “annual grant”). Each initial grant covers 25,000 shares of our common stock and vests as to 1/36th of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Each annual grant covers 10,000 shares of our common stock and vests as to 1/12th of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Generally, upon a change of control or a merger or sale of all or substantially all of our assets, the vesting of options granted to non-employee directors who are then serving on our Board of Directors will accelerate and become immediately exercisable. Each option granted to a non-employee director will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term.  Footnote 1 to the following table sets forth the number of options that were granted to our non-employee directors in fiscal 2009.

The following table provides certain information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2009.

Name	Fees Earned or Paid In Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Michael L. Eagle	$38,000	$150,068	$2,727	$190,795
Michael R. Henson	44,000	178,969	2,566	225,535
Fred Holubow	36,000	76,516	2,641	115,157
L. Nelson Hopkins, M.D.	28,000	76,516	3,272	107,788
Francis J. Shammo	46,000	76,516	4,646	127,162
Jeffrey H. Thiel	36,000	76,516	1,488	114,004
Gregory H. Wolf	36,500	150,068	2,174	188,742
________

(1)
The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended March 31, 2009 in accordance with SFAS 123R without regard to estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the grant date fair value of each option award is calculated on the date of grant using the Black-Scholes pricing model. Messrs. Eagle, Henson, Holubow, Hopkins, Shammo, Thiel and Wolf were each granted an option to purchase 10,000 shares on September 16, 2008, the date of our annual meeting of stockholders for fiscal 2008. Each such option award had an aggregate grant date fair value of $128,400. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 in the Notes to the Consolidated Financial Statements contained in Item 8 of our 2009 Annual Report on Form 10-K which was filed with the SEC on June 11, 2009.

(2)	The amounts in this column represent the amount of travel expenses incurred by the non-employee directors and reimbursed by Micrus.

The aggregate number of option awards held by each non-employee director and outstanding at the end of the fiscal year ended March 31, 2009 is disclosed in the table below.

Name	Option Awards Outstanding (#)
Michael L. Eagle	45,000
Michael R. Henson	50,000
Fred Holubow	62,109
L. Nelson Hopkins, M.D.	30,526
Francis J. Shammo	61,110
Jeffrey H. Thiel	54,910
Gregory H. Wolf (1)	-

(1)	Options previously held by Mr. Wolf were gifted to a GRAT on October 23, 2008. Mr. Wolf is not the Trustee of the GRAT.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Micrus specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board is composed of the three directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and NASDAQ rules. In addition, the Board has determined that Francis J. Shammo is an “audit committee financial expert” as defined by SEC rules.

Responsibilities

The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed periodically for changes, as appropriate. The charter is available at www.micrusendovascular.com (Investor Relations — Corporate Governance). The Audit Committee is responsible for general oversight of Micrus’ auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Micrus’ management is responsible for: (a) maintaining Micrus’ books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Micrus’ annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, Micrus’ audited consolidated financial statements contained in Micrus’ Annual Report on Form 10-K for the period ended March 31, 2009.

2.
The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.
The Audit Committee has received from the independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PwC the independence of the registered public accounting firm.

4.	The Audit Committee has considered whether the provision of services covered by fees paid to PwC is compatible with maintaining the independence of PwC.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Micrus’ Annual Report on Form 10-K for period ended March 31, 2009.

The Audit Committee appointed PwC as Micrus’ independent registered public accounting firm for fiscal 2010 and recommends to stockholders that they ratify the appointment of PwC as Micrus’ independent registered public accounting firm for fiscal 2010.

This report is submitted by the Audit Committee of the Board of Directors of Micrus Endovascular Corporation.

Francis J. Shammo (Chairman)
Fred Holubow
Jeffrey H. Thiel

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2010 fiscal year, which began on April 1, 2009 and will end on March 31, 2010. Although ratification is not legally required, Micrus is submitting the appointment of PwC to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing PwC as our independent registered public accounting firm for fiscal 2010, the Audit Committee carefully considered the firm’s qualifications. The Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by PwC in fiscal 2009, as well as the fees paid to PwC for such services. In its review of non-audit service fees and its appointment of PwC as Micrus’ independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Representatives of PwC will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The following table presents the aggregate fees billed to us for professional services provided by our independent registered public accounting firm PricewaterhouseCoopers LLP for fiscal 2009 and 2008 (in thousands):

	Years Ended March 31,
	2009	2008
Audit fees(1)	$1,195	$1,061
Audit-related fees(2)	94	18
Tax fees(3)	127	21
All other fees(4)	2	2
Total	$1,418	$1,102

__________

(1)
These fees consisted of the audit of our annual financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q. They also include fees for services related to the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
These fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported above under the caption “Audit Fees.” We also incurred these fees for services related to review of our registration statements.

(3)	These fees consisted of tax compliance, tax advice and tax planning including preparation of tax forms and some consulting for international tax matters.

(4)	These fees consisted of the subscription to an on-line accounting research tool.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Micrus’ management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

All services rendered by PwC to us during the 2009 fiscal year were permissible under applicable laws and regulations, and all such services provided by PwC to us during such time were approved in advance by our Audit Committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of July 23, 2009:

Name	Age	Position

John T. Kilcoyne	50	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Robert A. Stern	52	President and Chief Operating Officer

Gordon T. Sangster	56	Chief Financial Officer (Principal Financial Officer)

Edward F. Ruppel, Jr.	43	Vice President of Technical Operations and Corporate Compliance Officer

David A. Watson	50	Vice President of Research and Development

Robert C. Colloton	51	Vice President, Global Sales and Marketing

William G. Rigas	66	Vice President of Sales, Asia

R. Michael Crompton	51	Vice President of Regulatory/ Clinical Affairs and Quality

Carolyn M. Bruguera	43	Vice President and General Counsel

Jim B. Robbins	45	Vice President of Finance

Richard J. Snyder	65	Vice President of Human Resources

Mr. Kilcoyne’s biography is set forth under the heading “Proposal No. 1 – Election of Directors.”

Mr. Robert A. Stern, 52, has served as our President and Chief Operating Officer since November 2007. Prior to that, Mr. Stern was our Executive Vice President and Chief Financial Officer from November 2004 to November 2007 and was our Vice President, Finance and Administration and Chief Financial Officer from January-November 2004. Mr. Stern was appointed our Secretary in March 2005. From September 2000 to January 2004, Mr. Stern served as the President and Chief Executive Officer of Context Connect, Inc., a telecommunications company. From March 2000 to September 2000, he served as the Executive Vice President of Quixel Capital Group, an investment holding company. From January 1996 to March 2000, he served as the Vice President and Chief Financial Officer of InnerDyne, Inc., a medical device company. From October 1991 to January 1996, he served as Vice President, Corporate Finance and Chief Financial Officer of RhoMed Incorporated, a pharmaceutical company. Since February 2009, Mr. Stern has served as a member of the board of directors of Nexeon MedSystems Inc., a private company, and as the chairman of its audit committee.  Mr. Stern received his B.S. in Business Administration from the University of New Hampshire, Whittemore School of Business and Economics, and his MBA from the University of New Mexico, Anderson School of Management.

Mr. Gordon T. Sangster, 56, has served as our Chief Financial Officer since November 2007. From September 2006 to November 2007, Mr. Sangster served as Vice President of Finance and Chief Financial Officer of HemoSense, Inc., a publicly traded point-of-care clinical diagnostics company that was acquired by Inverness Medical Innovations, Inc. in November 2007. From August 2000 through September 2006, Mr. Sangster was Chief Financial Officer of A.P. Pharma, Inc., a publicly traded specialty pharmaceutical company. He also served as that company’s Vice President of Finance and Controller from April 1993 to July 2000. Previously, Mr. Sangster held various financial roles with Raychem, Inc. and CooperVision, Inc, a medical device company. He is a member of the Institute of Chartered Accountants in England and Wales.

Mr. Edward F. Ruppel, Jr., 43, joined us in June 2003 and is our Vice President, Technical Operations and Corporate Compliance Officer. Since July 2006, Mr. Ruppel has also served as our Corporate Compliance Officer. From March 2001 to March 2003, Mr. Ruppel served as the Vice President of Operations of CBYON, Inc., a surgical navigation software and equipment company. From June 1994 to December 2000, he served as Director of Operations, among other management positions, for Biometric Imaging Inc., a subsidiary of Becton, Dickinson & Company, a medical technology company. Mr. Ruppel received his B.S. in Mechanical Engineering at the University of Rochester.

Mr. David A. Watson, 50, has served as our Vice President of Research and Development since October 2004. From July 1999 to September 2004, Mr. Watson acted as an engineering and program management consultant to companies in the medical device industry. From June 2001 to December 2002, he served as the Director of Engineering and Product Development for Control Delivery Systems, Inc., a medical device company. From September 1995 to July 1999, he served as Director of Engineering and Program Management, Director of Engineering and Associate Director, Engineering Development at Cythotherapeutics, Inc., a medical device company. Mr. Watson received his B.S. in Mechanical Engineering from California Polytechnic State University.

Mr. Robert C. Colloton, 51, joined us in March 2005 and is our Vice President, Global Sales and Marketing. From February 2003 to March 2005, Mr. Colloton served as the Vice President, Account and Market Development of VNUS Medical Technologies, Inc., a medical device company. Prior to this position, he also held the positions of Vice President, Worldwide Marketing and International Sales from April 2001 to February 2003 and Vice President, Worldwide Sales and Marketing from June 1999 to April 2001, at VNUS Medical Technologies, Inc. From June 1997 to June 1999, Mr. Colloton served as Vice President, Sales and Marketing of TransVascular, Inc., a medical device company. From January 1993 to June 1997, he served in various sales and marketing executive positions at Cardiometrics, Inc., a medical device company. Mr. Colloton received his B.S. in Business Administration at Miami University in Oxford, Ohio.

Mr. William G. Rigas, 66, joined us in November 2004 and is our Vice President of Sales, Asia. From October 2003 to November 2004, Mr. Rigas served as Vice President of Sales and Marketing of Bioplate Inc., a manufacturer of neurosurgical and cranial facial products. From March 2002 to November 2003, he served as Managing Partner of Neurox Inc., a medical device company. Mr. Rigas also served as the Director International Sales and Marketing of Micro Therapeutics, Inc., a medical device company, from March 2001 to March 2002. From November 1998 to January 2001, Mr. Rigas served as Vice President Worldwide Sales & Marketing of Radiance Medical Systems Inc., a medical device company. Mr. Rigas also served as Vice President Worldwide Sales from June 1993 to December 1997 and as Vice President Sales and Marketing from June 1991 to July 1993 of Neuro Navigational Corporation, a manufacturer of neurosurgery products. Mr. Rigas received his B.S. from California State University, Long Beach.

Mr. R. Michael Crompton, 51, joined us in October 2006 and serves as our Vice President of Regulatory/Clinical Affairs and Quality. From March 2006 to September 2006, Mr. Crompton was a consultant to medical device companies and served as an instructor at the University of California, Santa Cruz, an appointment he still holds. From June 2005 to February 2006, he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance at Spinal Kinetics, Inc, a medical device company. From October 2002 to June 2005 he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance and Chief Compliance Officer at Carl Zeiss Meditec, Inc, a medical device company. From December 2000 to September 2002 he was the Vice President, Regulatory/Clinical Affairs & Quality Assurance at CryoVasular Systems, Inc, a medical device company. From May 1996 to November 2000 he served as Vice President, Regulatory Affairs & Quality Assurance at Symphoix Devices, a medical device company, Inc. He received his B.S. in biochemistry and masters degree in public health (biomedical sciences) from the University of California, Berkeley and his J.D. from the University of San Francisco School of Law.

Ms. Carolyn M. Bruguera, 43, joined us in November 2005 and is our Vice President and General Counsel. From March 2004 to November 2005, she was a partner with Montgomery Law Group in Menlo Park, specializing in corporate and securities law, and from 2000 to 2004 she was a partner with Thoits, Love, Hershberger & McLean in Palo Alto, which she joined as an associate in 1998. She was an associate with Venture Law Group from 1995-1998 and with Heller, Ehrman, White & McAuliffe from 1993-1995. Ms. Bruguera received her A.B. from Harvard University and her J.D. from the University of California, Berkeley’s Boalt Hall School of Law.

Mr. Jim B. Robbins, 45, has served as our Vice President of Finance since June 2006 and joined us as our Director of Finance in June 2004. From September 2003 through June 2004, Mr. Robbins served as the Corporate Controller for Genitope Corporation, a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. From April 2000 through July 2001 Mr. Robbins served as the Corporate Controller for Extricity, Inc., a leading provider of business-to-business software products. From May 1998 through April 2000, Mr. Robbins served as the Corporate Controller for InVision Technologies, Inc., a leader in the development, manufacture and marketing of explosive detection systems for screening checked luggage for the aviation security industry. From September 1995 to May 1998, he also served in various management positions with Truevision, Inc, a manufacturer of digital video products. From June 1987 to September 1995, Mr. Robbins was in the audit practice of Price Waterhouse, LLP. Mr. Robbins received his Bachelor of Business Administration with a concentration in accounting from the University of Texas at Austin and is a Certified Public Accountant.

Mr. Richard J. Snyder, 65, joined us in September 2006 and serves as our Vice President of Human Resources. From June 2005 to August 2006, he was the Vice President of Human Resources for Gateway Bank, a private mortgage banking company. Mr. Snyder acted as a Human Resources consultant to companies in the medical device, high tech and financial services industries from February 2002 to June 2005. Prior to 2002, Mr. Snyder served in Senior Human Resources positions, both international and domestic, with Docent Inc, Lucent Technologies, Sybase, Bank of America and Citicorp. He received a B.A. in Economics from Macalester College and a M.A. in Industrial Relations from the University of Minnesota.

There are no family relationships among any of the directors or executive officers of Micrus Endovascular Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

We have granted options to some of our officers and directors during fiscal 2009. Please see “Executive Compensation — Grant of Plan-Based Awards In Last Fiscal Year” and “Compensation of Directors.” We have also entered into employment agreements with certain severance and acceleration provision with certain of our officers and directors. Please see “Compensation of Directors and Executive Officers — Employment and Severance Agreements.”

We have engaged Accretive Solutions, formerly known as Horn Murdock Cole,  to perform Sarbanes-Oxley compliance reviews of the Company since January 2005. Lois Sangster, the wife of Gordon Sangster, is an employee at Accretive Solutions. Ms. Sangster has not been involved with any review of the Company since May 2007. Mr. Sangster joined the Company in November 2007. During fiscal 2009, we paid Accretive Solutions a service fee of approximately $252,000.

Other than the transaction which we describe above,  there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our Amended and Restated Certificate of Incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

We believe that all related-party transactions described above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

Policies for Approval of Related Transactions

We review all known relationships and transactions in which Micrus and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal counsel, in consultation with our finance team, is primarily responsible for developing and implementing processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and then determining, based on the facts and circumstances, whether Micrus or a related-party has a direct or indirect material interest in these transactions. Members of our finance departments are instructed to inform our legal counsel of any transaction between a director and executive officer that comes to their attention. On a periodic basis, the legal and finance teams review all transactions involving payments between Micrus and any company that has a Micrus executive officer or director as an officer or director. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

In addition, the Audit Committee reviews and approves or ratifies all related-party transactions. As authorized in the Audit Committee’s charter, in the course of its review and approval or ratification of a related-party transaction, the committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to Micrus;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Micrus and our stockholders; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of such transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our compensation philosophy provides the guiding principles for decisions made by the Compensation Committee of the Board of Directors (the “Committee”) for our executive officers. Our executive compensation is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Committee to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. We strive to link pay to performance and to the long-term interests of our stockholders by:

•	Ensuring that the executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance;

•	Establishing pay opportunities that are competitive based on prevailing practices for our industry and the stage of our growth;

•	Assessing individual performance by setting individual goals within the context of our overall operating results; and

•	Aligning pay incentives with the long-term interests of our stockholders.

Compensation Committee

The Committee is responsible for ensuring that executive compensation is responsibly and effectively designed, implemented, and administered with sound corporate governance practices. The Committee has authority to approve the philosophy and structure of the compensation programs for executives.

The Committee consists of three independent, nonemployee directors as defined by the listing standards of the NASDAQ stock market: Michael R. Henson (Chairman), Michael L. Eagle, and Gregory H. Wolf. The Committee’s charter is available at www.micrusendovascular.com (Investor Relations — Corporate Governance). The Committee reassesses this charter annually and recommends any proposed changes to the Board for approval. During the 2009 fiscal year, the Committee did not recommend any proposed changes to the charter.

The Committee annually reviews and approves compensation for our chief executive officer (“CEO”) and our other executive officers. This includes base salaries, cash incentive awards, equity awards (including grants of stock options, restricted stock and restricted stock units), severance arrangements (including change in control provisions), and other typical benefit arrangements.

Role of Executives in Compensation Decisions

The Committee sets compensation for the CEO and the other executive officers. In determining the CEO’s compensation, the Committee solicits input from the full Board and reviews an annual compensation analysis developed by a third party compensation consultant (Radford Surveys) before making final decisions. The CEO is not present when the Committee reviews his performance and determines his compensation.

Our CEO, the Vice President of Human Resources and others from our finance and legal departments (hereafter referred to as “Management”) assist and support the Committee. They develop compensation proposals for Committee consideration, analyze competitive compensation information, and provide analyses of the status of compensation programs such as levels of stock ownership and the holding value or the hypothetical gain from the unvested option shares if exercised at various prices. However, Management does not have decision-making authority in regards to executive officer compensation.

The CEO and President/COO annually (fiscal year end) review the performance of the executive officers (other than the CEO). The CEO recommends base salary adjustments, cash incentive awards, equity awards (including grants of stock options, restricted stock and restricted stock units), and promotions. The Committee reviews these recommendations when making decisions on compensation for the executive officers.

Use of Outside Consultants

While we may use consultants to assist in the evaluation of executive officer compensation, the Committee has the sole authority to retain and terminate its own compensation consultant as it sees fit. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisers. During the 2008 fiscal year, the Company engaged Radford Surveys + Consulting to provide a compensation analysis for all executive officers at the Company to determine how the compensation of its officers compared with the compensation paid to officers of its peer group. The Committee reviewed and considered this information when making decisions on fiscal 2009 base salaries, cash incentive awards and equity awards for executive officers.

Benchmarking of Compensation

To ensure that the base salaries, target cash incentive awards, and equity awards for executive officers are competitive, the Committee relied on the Radford Surveys + Consulting compensation analysis prepared in the 2008 fiscal year.  Radford Surveys + Consulting determined the peer group, based on product or industry, revenue level, geographic location, number of employees, and competitors for executive talent in our labor markets (collectively, the “peer group”). For the 2009 fiscal year, the Committee used the same peer group as was used in the 2008 fiscal year because it determined that such peer group was still appropriate for purposes of analyzing compensation for its Named Executive Officers.  The peer group is as follows, with each having the following respective net sales or revenues for their then most recent 12 months (each in millions):

ABAXIS, Inc. ($86.2)

Alphatec Holdings, Inc. ($74.0)

AngioDynamics, Inc. ($112.2)

Aspect Medical Systems, Inc. ($91.3)

ATS Medical, Inc. ($40.5)

Conceptus, Inc. ($41.9)

Cyberonics, Inc. ($131.0)

Ev3, Inc. ($202.4)

Exactech, Inc. ($102.4)

ICU Medical, Inc. ($201.6)

I-Flow Corp ($93.6)

IRIS International, Inc. ($70.5)

Kensey Nash Corp ($69.5)

LeMaitre Vascular, Inc. ($34.6)

NuVasive, Inc. ($98.1)

Quidel Corp ($106.0)

SonoSite, Inc. ($171.1)

Volcano Corp ($103.0)

The peer group is reviewed and updated each year to the extent the Committee determines that the previous year's peer group is no longer appropriate to ensure that the comparisons are meaningful.

Pay Mix

The total cash compensation and the ratio of fixed base salary and target cash incentive award components, annual and long-term compensation and cash and equity compensation are established for executives based on competitive market practices of our peer group determined from the benchmark surveys prepared by Radford Surveys + Consulting. This mix between fixed base salary and cash incentives, annual and long-term compensation and cash and equity compensation is comparable to that for similar positions reviewed in the peer group. The specific percentages for each Named Executive Officer (as defined below under the Summary Compensation Table) are described below.

	Total Compensation Mix (base salary, short-term cash incentives, long-term equity incentives and executive benefits and perquisites)
	% of Total		% of Performance Based		% of Total
	Compensation that is:		Total Compensation that is:		Compensation that is:
	Performance				Cash	Equity
Name	Based (1)	Fixed (2)	Annual (3)	Long-Term (4)	Based (5)	Based (6)
John T. Kilcoyne	23%	77%	19%	81%	81%	19%
Robert A. Stern	44%	56%	12%	88%	61%	39%
Gordon T. Sangster	35%	65%	13%	87%	70%	30%
Carolyn M. Bruguera	41%	59%	10%	90%	63%	37%
Robert C. Colloton	36%	64%	17%	83%	70%	30%
__________

(1)	Short-term cash incentives plus long-term equity incentives divided by total compensation

(2)	Base salary plus executive benefits and perquisites divided by total compensation

(3)	Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives

(4)	Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives

(5)	Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation

(6)	Long-term equity incentives divided by total compensation

Target Pay Positioning

In the 2009 fiscal year, based on our review of the survey of the peer group from Radford Surveys + Consulting, prepared in the 2008 fiscal year, we believe that our base salary ranges, target cash incentives, and stock grants for our Named Executive Officers fell below the 50th percentile of our peer group. For the 2010 fiscal year, we are striving to position our base salary, target cash incentives, and stock guidelines above the 50th percentile of our peer group, such that our targeted total compensation will be competitive within our labor market. An individual’s actual base salary, cash incentive award, and equity grant may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance, and contributions.

Elements of Compensation

Our executive compensation program has three major components: fixed base salary, short-term cash incentives, and long-term equity incentives. The Company also provides to its executives the same comprehensive retirement and health benefits program that is provided to its other full-time employees. These programs are designed to attract, retain, and motivate highly effective executives to achieve the Company’s business goals and improve stockholder value.

Base Salary

For the 2009 fiscal year, the level of base salary was established primarily on the basis of an individual officer’s qualifications, performance and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary may be adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Specifically, the base salary increases between  fiscal 2008 to fiscal 2009, as set forth in the table below, were based on the Committee's assessment of the foregoing criteria with respect to each officer and the Committee's review of the surveys of our peer group prepared by Radford Surveys + Consulting. Additionally, the Committee takes into account general economic and business conditions. Each Named Executive Officer’s salary is based primarily on his or her individual performance and not on the overall performance of the Company.

The percentage increase for each officer was based on the Committee’s evaluation of the performance of the officer during the previous fiscal year.  Base salaries for the Named Executive Officers for fiscal 2009 and 2008, and the percentage increases between periods, are as follows:

Name	2009	2008	Percentage Increase Between Periods
John T. Kilcoyne	$417,323	$360,051	16%
Robert A. Stern	362,502	323,748	12%
Gordon T. Sangster (1)	260,096	250,687	4%
Carolyn M. Bruguera	283,769	236,369	20%
Robert C. Colloton	282,019	265,731	6%
__________

(1)	Mr. Sangster joined the Company in November 2007; therefore, his salary for fiscal 2008 was annualized to represent a full year of salary.

Cash-Based Incentive Compensation

When setting the performance goals for any of our cash bonus program, we establish goals that are “SMART” performance goals (specific, measurable, achievable, realistic and timely). We expect that our executives, through their hard-work and determination, will achieve these goals which are critical to our growth and long-term success.

Cash bonuses are awarded on a discretionary basis to executive officers and are typically tied to their success in achieving designated individual goals and our success in achieving specific corporate and department goals. Each participant’s target bonus is based upon a percentage of their base salary, which percentage is determined by the Committee with respect to our CEO and by our CEO with respect to executive officers other than him and as approved by the Committee. The principal bonus component for executive officers is the Company’s Employee Cash Bonus Plan (the “ECBP”), under which corporate, departmental and individual goals are established for the executives as well as other Micrus Endovascular employees.

For the 2009 fiscal year, the Named Executive Officers were eligible to receive a cash bonus under the ECBP equal to 60% of base salary for Mr. Kilcoyne, 50% of base salary for Mr. Stern, and 35% of base salary for Messrs. Sangster and Colloton and Ms. Bruguera.  These percentages were unchanged from the 2008 fiscal year, based on the Compensation Committee’s determination that these percentages remain appropriate based on the Radford Surveys + Consulting compensation analysis and the Committee’s goal of incentivizing executive performance.  The ECBP was the only cash incentive plan or program for which the Named Executive Officers were eligible during the 2009 fiscal year, except for the Vice President of Global Sales and Marketing who was also eligible for a sales incentive bonus described below.

Under the ECBP, 100% of the CEO’s bonus eligibility, and 75% of the other Named Executive Officer’s bonus eligibility, was tied to the achievement of the corporate goals established under the ECBP by the Committee.  The corporate goals under the ECBP for the 2009 fiscal year were (1) annual revenue of $85 million, which was weighted at 50% of the corporate goals; (2) gross margin of 74%, which was weighted at 30% of the corporate goals, and (3) and achievement of profitability on a net income basis by the fourth quarter of fiscal 2009 (excluding stock-based compensation, patent litigation, acquisitions and other non-routine charges), which was weighted at 20% of the corporate goals.   Gross margin is equal to gross income divided by net sales, and is expressed as a percentage. Gross margin is a good indication of how profitable a company is at the most fundamental level. Profitability is the Company's ability to generate net income on a consistent basis. No cash bonus was payable with respect to a corporate goal unless it was 100% achieved.

For Named Executive Officers other than the CEO, 20% of the Named Executive Officer’s bonus eligibility was tied to achievement of qualitative goals established internally for their respective departments, and 5% of bonus eligibility was tied to qualitative personal goals.  These goals were mutually determined by the department heads (i.e., the named executive officers) and  the Chief Executive Officer, and achievement was evaluated by the Chief Executive Officer with respect to Messrs. Stern, Sangster, and Colloton and Ms. Bruguera. These evaluations were reviewed and approved by the Committee.  The department goals consisted of several specific operational goals per department, such as product development and launch targets, expense control, implementation of certain software programs, and implementing, improving or updating various operational and compliance procedures.  The personal goals were subjective personal development goals, primarily aimed at improving or enhancing management and professional skills and communications.

Pursuant to the terms of the ECBP, payments thereunder are to be made at the discretion of the Committee.  The Committee determined that the profitability goal had been achieved but not exceeded, the revenue goal had not been achieved, and the gross margin goal had not been achieved.   Accordingly, overall achievement of corporate goals was determined to be 20%. Each Named Executive Officer’s achievement of departmental and personal goals (to the extent applicable) is set forth in the table below.

Name	Type of Goal	% Achievement	Weight
John T. Kilcoyne	Corporate Goals	20%	100%

Robert A. Stern	Corporate Goals	20%	75%
	Department Goals	95%	20%
	Personal Goals	100%	5%

Gordon T. Sangster	Corporate Goals	20%	75%
	Department Goals	100%	20%
	Personal Goals	80%	5%

Carolyn M. Bruguera	Corporate Goals	20%	75%
	Department Goals	100%	20%
	Personal Goals	70%	5%

Robert C. Colloton	Corporate Goals	20%	75%
	Department Goals	90%	20%
	Personal Goals	38%	5%

R. Michael Crompton	Corporate Goals	20%	75%
	Department Goals	80%	20%
	Personal Goals	96%	5%

With respect to the 2009 fiscal year bonus under the ECBP, the Committee used its discretionary authority under the ECBP to decide that only 50% of the amount for which the ECBP participants, including the Named Executive Officers, were eligible to receive would be paid in order to conserve cash.

Cash bonuses earned by our Named Executive Officers under the ECBP for fiscal 2009 were as follows:

Name	$ Amount	% Target
John T. Kilcoyne	$25,684	10%
Robert A. Stern	36,549	20%
Gordon T. Sangster	17,916	20%
Carolyn M. Bruguera	19,539	19%
Robert C. Colloton	17,406	17%

For the 2010 fiscal year, we implemented a Bonus Program for certain executive and senior employees, including our Named Executive Officers.  Under the Bonus Program, each Named Executive Officer may receive a bonus payment equal to up to 16.5% of his or her base salary for the 2010 fiscal year.  The payment is conditioned upon both the achievement of three specific corporate objectives and approval of the payment by the Committee.  The objectives are achievement of a specific revenue target for the 2010 fiscal year; positive earnings per share for the 2010 fiscal year ; and positive cash flow for the 2010 fiscal year. All objectives must be met in order for a bonus payment to be made, and payment will be subject to the discretion of the Committee even if the bonus criteria are met.  Bonuses, if any, will be paid during the 2011 fiscal year.  The Bonus Program replaces and supersedes the ECBP under which the Company’s executives were eligible for bonus payments during prior fiscal years. The modified Bonus Program reflects a decision by the Committee to lower the total bonus amount for which executives are eligible in order to reduce costs and conserve cash.  The Committee determined that elimination of departmental and personal goals would ensure the application of a uniform, objective standard to all executives and more completely align their bonus targets with our primary corporate goals.

In addition to the bonus that Mr. Colloton was eligible to earn pursuant to the above for the 2009 fiscal year, Mr. Colloton was eligible to receive sales incentive bonuses between 0.0% and 0.125% of U.S. GAAP recognized revenue from our North America, Latin America and European sales depending on the level of target sales achieved each quarter. Payment of the incentive bonus with respect to each region was subject to a minimum gross margin percentage, and subject to adjustment (ranging from 90% to 110%) for gross margins in excess of the minimum percentage. For the 2009 fiscal year, Mr. Colloton earned $11,122 in sales incentive bonuses. For the 2010 fiscal year, Mr. Colloton will be eligible to receive quarterly sales incentive bonuses of between 0.0% and 0.2% of U.S. GAAP recognized revenue from our North America, Latin America and European sales depending on the level of target sales achieved each quarter. The incentive bonus for fiscal 2010 remains subject to minimum gross margin requirements and to adjustment ranging from 90% to 110%  for gross margins in excess of the minimum percentage.

Long-Term Incentive Compensation

We utilize our 2005 Equity Incentive Plan (the “Plan”) to retain our executives and other key employees and to provide them additional incentives to maximize long-term stockholder values. The Board of Directors has delegated to the Committee exclusive authority to implement equity awards to the executive officers. Awards granted under the Plan generally take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in determining the size of such awards include the individual’s position, his or her performance and responsibilities, and internal comparability, and the Committee considered such factors when implementing the option grants that are reported in the "Grant of Plan-Based Awards" table below. The Committee also has the discretion to grant restricted stock or restricted stock units under the Plan. To date, Mr. Robbins is the only executive to have received a restricted stock unit under the Plan and no executive officers have received restricted stock under the Plan. Our Named Executive Officers are eligible to participate in our Company-wide service award program, pursuant to which we award to each full-time employee 25 shares of our common stock for each 5-year period of continuous service.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the closing price of our common stock on the date of grant) over a specified period of time (up to 10 years or less in the event the executive terminates service with the Company). The options typically vest over a four-year period at the rate of 25% on the one year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option vest each month thereafter, contingent upon the executive officer’s continued service with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term.

During the 2009 fiscal year, the Committee approved option grants to the Named Executive Officers on a single occasion, in connection with the review of the Executives’ overall compensation for the fiscal year.  The Committee granted options covering 35,000 shares to Mr. Kilcoyne, 25,000 shares to Mr. Stern, and 20,000 shares to each of Mr. Sangster, Mr. Colloton and Ms. Bruguera.

In determining the amount of option shares to be granted, the Committee considered the following factors:

▪	The Chief Executive Officer’s performance evaluation and the Board feedback;

▪	The Chief Executive Officer’s recommendation (for all Named Executive Officers except himself);

▪	The relative level of equity incentives among the Named Executive Officers;

▪	Demand in the labor market;

▪	Retention objectives and retention power of unvested equity;

▪	Long-term succession and organization development plans; and

▪	Peer group analysis from Radford Surveys + Consulting.

The Committee determined that these options were within an appropriate range for “refresher” grants based on the Radford Surveys + Consulting analysis of peer group executives.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock.   The Committee believes that the stock and option holdings of our directors and executive officers are sufficient at this time to provide them incentive to perform for us and to align this group’s interests with those of our stockholders.

Defined Contribution Plans

We have a 401(k) plan, which allows our executive officers and other employees to defer up to 75% of their pretax salary up to the maximum allowed under Internal Revenue Service regulations. The 401(k) plan permits the Company to make discretionary matching contributions, however, the Company has not to date made any such discretionary matching contributions.

Change of Control and Severance Arrangements

Our employment agreement with Mr. Kilcoyne provides that Mr. Kilcoyne’s initial option grant of 311,110 shares will fully vest immediately upon a change of control. In the event Mr. Kilcoyne’s employment is terminated without cause at any time, whether or not there is a change of control, he will be entitled to severance payments equal to six months of his then-current base salary.

Our employment agreement with Mr. Stern provides that, if there is a change of control and, within the twelve month period following the change of control, Mr. Stern’s employment is terminated other than for cause or Mr. Stern resigns for good reason, Mr. Stern will receive severance payments equal to twelve months of his then-current base salary and his initial option to purchase 79,999 shares of our common stock will fully vest. Furthermore, if we terminate Mr. Sterns’ employment other than for cause at any time, whether or not there is a change of control, Mr. Stern will receive severance payments equal to twelve months of his then-current base salary, subject to certain limitations.

In November 2005, we entered into an employment letter with Ms. Bruguera, our Vice President and General Counsel. Under the terms of the employment letter, if we terminate Ms. Bruguera’s employment other than for cause, Ms. Bruguera will receive severance payments equal to six months of her then current base salary.

Our employment agreement with Mr. Colloton provides that, if we terminate Mr. Colloton’s employment other than for cause at any time, whether or not there is a change of control, Mr. Colloton will receive severance payments equal to six months of his then-current base salary.

In addition to the foregoing specific contractual arrangements, in fiscal 2008, we approved for all executives of the Company (including the Named Executive Officers) vesting acceleration pursuant to which their options will become fully vested in the event of an involuntary termination of their employment or their resignation for good reason within three months prior to or twelve months after a change of control. We believe this vesting acceleration, which requires both a change in control and an involuntary termination within a reasonable period before or after a change in control, is important to protect our officers from any involuntary termination associated with a change in control.

On December 12, 2008, we amended the offer letters with John Kilcoyne, Bob Stern, Carolyn Bruguera, Bob Colloton for the purpose of complying with Internal Revenue Code Section 409A with respect to the cash severance payments.  These amendments did not change the cash severance amounts.

Other Elements of Compensation and Perquisites

Medical Insurance. We provide each Named Executive Officer with such health, dental and optical insurance as we may from time to time make available to our other full-time employees based in the same jurisdiction.

Life and Disability Insurance. We provide each Named Executive Officer with such disability and/or life insurance on the same terms as to other full-time employees.

Perquisites.  We pay various commuting costs for Mr. Kilcoyne, as further detailed in the "Summary Compensation" Table below, to help him travel between his home residence and our principal executive offices.  We originally agreed to pay these commuting costs for the first twelve months of his employment with us and have deemed it to be in our best interest to continue this policy.

Financial Restatements and Accounting Policies

Financial Restatement.  Our Committee has not adopted a policy on whether or not we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.  Our Committee believes that this issue is best addressed if and when a need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation.  Section 162(m) of the Internal Revenue Code places a limit of $1 million per person on the amount of compensation that we may deduct in any one year with respect to each of our Named Executive Officers other than the chief financial officer.  There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements.  Grants of options under the Plan are intended to qualify for the exemption.  Restricted stock awards  under the Plan, as well as performance cash awards, may qualify for the exemption if certain additional requirements are satisfied.  To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.  Although tax deductions for some amounts that we pay to our Named Executive Officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. The Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  We have not tailored our executive compensation program to achieve particular accounting results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for our 2009 Annual Meeting of Stockholders and incorporated by reference into our 2009 Annual Report on Form 10-K which was filed with the SEC on June 11, 2009.

This report is submitted by the Compensation Committee of the Board of Directors of Micrus Endovascular Corporation.

Michael R. Henson (chairperson)

Michael L. Eagle

Gregory H. Wolf

Compensation Committee Interlocks and Insider Participation

Michael R. Henson,  Gregory H. Wolf and Michael L. Eagle served as members of the Compensation Committee for all of fiscal 2009. None of the members of the Compensation Committee have been officers or employees of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer which serves on our Board. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows all of the compensation earned by (a) our principal executive officer, (b) our principal financial officer, and (c) our three most highly compensated executive officers, in each case for the fiscal year ended March 31, 2009, 2008 and 2007 (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
John T. Kilcoyne	2009	$428,060	$111,249	$25,684	$32,275	$597,268
Chairman of the Board and	2008	360,051	27,843	79,396	33,792	501,082
Chief Executive Officer	2007	327,911	61,610	92,352	30,882	512,755

Robert A. Stern	2009	374,860	261,930	36,549	792	674,131
President and	2008	323,748	202,607	86,669	792	613,816
Chief Operating Officer	2007	291,249	235,680	80,036	792	607,757

Gordon T. Sangster	2009	262,500	122,597	17,916	682	403,695
Chief Financial Officer (4)	2008	96,154	38,550	19,085	220	154,009

Carolyn M. Bruguera	2009	290,000	178,556	19,539	737	488,832
Vice President and General	2008	236,369	113,329	46,867	592	397,157
Counsel	2007	219,115	63,889	60,232	609	343,845

Robert C. Colloton	2009	293,550	137,040	28,528	3,491	462,609
Vice President of Global	2008	265,731	104,613	59,843	4,349	434,536
Sales and Marketing	2007	254,423	67,790	157,008	711	479,932
______

(1)
The amounts in these columns reflect the expense recognized for financial statement reporting purposes for the fiscal year ended March 31, 2009, 2008 and 2007 in accordance with SFAS 123R without regard to estimated forfeitures related to service-based vesting conditions and thus includes amounts related to awards granted prior to April 1, 2006. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for period ended March 31, 2009.

(2)
The amounts in this column reflect cash bonuses earned under our Employee Cash Bonus Plan during fiscal 2009, 2008 and 2007 and  for Mr. Colloton, certain sales incentive bonuses.  The amounts in this column for fiscal 2008 also included cash earned under our New Product Bonus Incentive Program. In fiscal 2009, Mr. Colloton received sales incentive bonuses of $11,122 and he also received sales incentive bonuses in fiscal 2008 and 2007.

(3)
Represents the amount paid by Micrus for the Named Executive Officers’ life insurance premiums. For Mr. Kilcoyne, in fiscal 2009, the amount also includes $7,032 in airfare reimbursement and $24,451 in housing allowance. In fiscal 2008, the amount for Mr. Kilcoyne includes airfare reimbursement, housing allowance and the costs of his spouse’s participation in the  Company’s annual President Club event. For Mr. Colloton, in fiscal 2009 and 2008, the amount also includes the cost of his spouse's participation in the Company annual President Club event.

(4)	Mr. Sangster joined the Company in November 2007; therefore his salary for fiscal 2008 did not represent a full year of salary.

“Salary” and “Non-Equity Incentive Plan Compensation” accounted for the following percentages of the “total compensation” of our Named Executive Officers:

Name	Year	Salary	Non-Equity Incentive Plan Compensation
John T. Kilcoyne	2009	72%	4%
	2008	72%	16%

Robert A. Stern	2009	56%	5%
	2008	54%	0%

Gordon T. Sangster	2009	65%	4%
	2008	62%	12%

Carolyn M. Bruguera	2009	59%	4%
	2008	60%	12%

Robert C. Colloton	2009	63%	6%
	2008	61%	14%

Michael R. Crompton	2009	58%	4%
	2008	57%	11%

Grant of Plan-Based Awards in Last Fiscal Year

The following table provides information concerning grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended March 31, 2009. Plan-based awards were granted to our Named Executive Officers during fiscal 2009 under our 2005 Equity Incentive Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below.

GRANT OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh) (2)	Option Awards (3)
John T. Kilcoyne	-	-	$256,836	$256,836	-	-	-	-
	5/14/2008	-	-	-	-	35,000	$11.42	$159,376

Robert A. Stern	-	-	187,430	187,430	-	-	-	-
	5/14/2008	-	-	-	-	25,000	11.42	113,840

Gordon T. Sangster	-	-	91,875	91,875	-	-	-	-
	5/14/2008	-	-	-	-	20,000	11.42	91,072

Carolyn M. Bruguera	-	-	101,500	101,500	-	-	-	-
	5/14/2008	-	-	-	-	20,000	11.42	91,072

Robert C. Colloton	-	-	149,946	149,946	-	-	-	-
	5/14/2008	-	-	-	-	20,000	11.42	91,072

_____

(1)
The amounts in these columns represent the maximum estimated payouts under the Micrus Employee Cash Bonus Program. Under our Employee Cash Bonus Program, there is no threshold for payouts under the plan. For Mr. Colloton, $99,750 represented the Target and Maximum under the Micrus Employee Cash Bonus Program and $50,196 represented the Target and Maximum under his sales incentive bonus.

(2)
Under the terms of the 2005 Equity Incentive Plan, stock options must be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2005 Equity Incentive Plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ.

(3)
The amounts in this column represent the grant date fair value of each equity award granted during the fiscal year ended March 31, 2009 as determined in accordance with SFAS 123R. Stock options were valued using the Black-Scholes pricing model. The option awarded to Messrs. Kilcoyne, Stern, Sangster, and Colloton and Ms. Bruguera had a grant date present value of $4.55 per option share. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 in the Notes to the Consolidated Financial Statements contained in Item 8 of our 2009 Annual Report on Form 10-K which was filed with the SEC on June 11, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of the end of the fiscal year ended March 31, 2009 on an award-by-award basis.

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John T. Kilcoyne	11/29/2004	(1)	311,110	-	$5.63	11/29/2014
	2/23/2005	(2)	35,110	-	5.63	2/23/2015
	11/12/2007	(3)	13,124	21,876	17.51	11/12/2017
	5/14/2008	(4)	-	35,000	11.42	5/14/2018

Robert A. Stern	2/26/2004	(5)	73,499	-	1.15	2/26/2014
	6/24/2004	(6)	8,888	-	13.05	6/24/2014
	11/15/2004	(7)	22,221	-	5.63	11/15/2014
	2/23/2005	(2)	33,332	-	5.63	2/23/2015
	2/14/2006	(8)	56,027	16,658	10.05	2/14/2016
	2/27/2007	(9)	20,832	19,168	21.00	2/27/2017
	11/12/2007	(3)	9,374	15,626	17.51	11/12/2017
	5/14/2008	(4)	-	25,000	11.42	5/14/2018

Gordon T. Sangster	11/12/2007	(10)	16,665	33,335	17.51	11/12/2017
	5/14/2008	(4)	-	20,000	11.42	5/14/2018

Carolyn M. Bruguera	11/16/2005	(11)	41,666	8,334	8.62	11/16/2015
	11/22/2006	(12)	14,582	10,418	18.45	11/22/2016
	1/14/2008	(13)	5,833	14,167	19.82	1/14/2018
	5/14/2008	(4)	-	20,000	11.42	5/14/2018

Robert C. Colloton	2/23/2005	(14)	111,110	-	5.63	2/23/2015
	1/6/2006	(15)	39,582	10,418	9.25	1/6/2016
	5/29/2007	(16)	11,457	13,543	21.04	5/29/2017
	5/14/2008	(4)	-	20,000	11.42	5/14/2018
____________

(1)
This option vests over a four-year period, with 25% of the underlying shares vesting on November 29, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 29th day of each month of the next 36 months thereafter.

(2)
This option vests over a four-year period, with 25% of the underlying shares vesting on February 18, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 18th day of each month of the next 36 months thereafter.

(3)
This option vests over a four-year period, with 25% of the underlying shares vesting on September 28, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 28th day of each month of the next 36 months thereafter.

(4)
This option vests over a four-year period, with 25% of the underlying shares vesting on May 14, 2009 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(5)
This option vests over a four-year period, with 25% of the underlying shares vesting on January 12, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 12th day of each month of the next 36 months thereafter.

(6)	This option vests monthly over a four-year period, 1/48th of the total number of shares vesting on the 24th day of each month over the 48 months beginning with July 24, 2004.

(7)	This option vests monthly over an one-year period, 1/12th of the total number of shares vesting on the 15th day of each month over the 12 months beginning with December 15, 2004.

(8)
This option vests over a four-year period, with 25% of the underlying shares vesting on February 14, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(9)
This option vests over a four-year period, with 25% of the underlying shares vesting on February 27, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 27th day of each month of the next 36 months thereafter.

(10)
This option vests over a four-year period, with 25% of the underlying shares vesting on November 12, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 12th day of each month of the next 36 months thereafter.

(11)
This option vests over a four-year period, with 25% of the underlying shares vesting on November 14, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(12)
This option vests over a four-year period, with 25% of the underlying shares vesting on November 22, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 22nd day of each month of the next 36 months thereafter.

(13)
This option vests over a four-year period, with 25% of the underlying shares vesting on January 11, 2009 and 1/36th of the remaining 75% of the underlying shares vesting on the 11th day of each month of the next 36 months thereafter.

(14)
This option vests over a four-year period, with 25% of the underlying shares vesting on February 28, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 28th day of each month of the next 36 months thereafter.

(15)
This option vests over a four-year period, with 25% of the underlying shares vesting on January 6, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 6th day of each month of the next 36 months thereafter.

(16)
This option vests over a four-year period, with 25% of the underlying shares vesting on May 29, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 29th day of each month of the next 36 months thereafter.

Option Exercises and Stock Vested During Fiscal Year

The following table shows all stock options exercised and value realized upon exercise and all restricted stock units vested and value realized upon vesting by the Named Executive Officers during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
John T. Kilcoyne	-	$-	-	$-
Robert A. Stern	-	-	25	247
Gordon T. Sangster	-	-	-	-
Carolyn M. Bruguera	-	-	-	-
Robert C. Colloton	-	-	-	-
__________

(1)	Represents restricted stock awards that vested during fiscal 2009.

(2)
The value realized upon vesting of restricted stock awards is calculated by multiplying the number of restricted stock awards vested by the closing price of Micrus common stock on the vest date of $9.86 per share.

Potential Payments upon Termination or Change of Control

In November 2004, we entered into an employment letter with Mr. Kilcoyne, our Chairman of the Board and Chief Executive Officer who was then our President and Chief Executive Officer. The employment letter provides that Mr. Kilcoyne’s initial option grant of 311,110 shares will fully vest immediately upon a change of control. In the event Mr. Kilcoyne’s employment is terminated without cause, he will receive severance payments equal to six months of his then current base salary. If Mr. Kilcoyne’s employment terminated without cause and without regard to a change of control on March 31, 2009, the total cash severance Mr. Kilcoyne received would have been $214,030.

In November 2003, we entered into an employment letter with Mr. Stern, our President and Chief Operating Officer who was then our Executive Vice President, Chief Financial Officer and Secretary. The employment letter provides that if there is a change of control and within the twelve-month period following the change of control Mr. Stern’s employment is terminated other than for cause or Mr. Stern resigns for good reason, Mr. Stern will receive severance payments equal to twelve months of his then current base salary and his initial option to purchase 79,999 shares of our common stock shall fully vest. Furthermore, if we terminate Mr. Sterns’ employment other than for cause at any time, whether or not there is a change of control, Mr. Stern will receive severance payments equal to twelve months of his then current base salary, subject to certain limitations. If Mr. Stern’s employment terminated without cause and without regard to a change of control on March 31, 2009, the total cash severance Mr. Stern received would have been $374,860.

In November 2005, we entered into an employment letter with Ms. Bruguera, our Vice President and General Counsel. Under the terms of the employment letter, if we terminate Ms. Bruguera’s employment other than for cause, Ms. Bruguera will receive severance payments equal to six months of her then current base salary. If Ms. Bruguera’s employment terminated without cause and without regard to a change of control on March 31, 2009, the total cash severance Ms. Bruguera received would have been $145,000.

In February 2005, we entered into an employment letter with Mr. Colloton, our Vice President of Global Sales and Marketing. Under the terms of the employment letter, if we terminate Mr. Colloton’s employment other than for cause, Mr. Colloton will receive severance payments equal to six months of his then current base salary. If Mr. Colloton’s employment terminated without cause and without regard to a change of control on March 31, 2009, the total cash severance Mr. Colloton received would have been $146,775.

On January 29, 2008, we entered into agreements with certain executive officers, including all of the Named Executive Officers (the “Accelerated Employees”) to fully accelerate the vesting of options to purchase our common stock issued under our 2005 Equity Incentive Plan and/or our 1998 Stock Plan held by such Accelerated Employees if, within the period 3 months prior or 12 months following a change of control of the Company or sale of substantially all of the Company’s assets, an Accelerated Employee ceases being employed by us because either such Accelerated Employee is involuntary terminated by us (or any subsidiary) without “cause” or such Accelerated Employee voluntarily quits within 60 days of an event which constitutes “good reason.”

On December 12, 2008, we amended offer letters with John Kilcoyne, Bob Stern, Carolyn Bruguera, Bob Colloton to enable them to comply with the Internal Revenue Code Section 409A without changing the amounts of the severance.

The table below summarizes the potential payments and benefits we would be obligated to make upon certain terminations of our Named Executive Officers or upon a Change of Control. With respect to a termination; the table assumes that the Executive’s employment terminated on March 31, 2009.

Name	Benefit	Termination Without Cause Unrelated to a Change of Control		Involuntary Termination or Resignation for Good Reason Related to a Change of Control
John T. Kilcoyne	Severance	$214,030	(1)	-
	Equity acceleration	-		$-	(6)

Robert A. Stern	Severance	374,860	(2)	374,860	(3)
	Equity acceleration	-		-	(6)

Gordon T. Sangster	Severance	-		-
	Equity acceleration	-		-	(6)

Carolyn M. Bruguera	Severance	145,000	(4)	-
	Equity acceleration	-		-	(6)

Robert C. Colloton	Severance	146,775	(5)	-
	Equity acceleration	-		-	(6)

__________

(1)	Represents six months of base salary payable to Mr. Kilcoyne if he is terminated without cause.

(2)	Represents 12 months of base salary payable to Mr. Stern if he is terminated without cause.

(3)	Represents 12 months of base salary payable to Mr. Stern if he is terminated without cause or he resigns for good reason within the twelve-month period following the change of control.

(4)	Represents six months of base salary payable to Ms. Bruguera if she is terminated without cause.

(5)	Represents six months of base salary payable to Mr. Colloton if he is terminated without cause.

(6)	As of March 31, 2009, the exercise price per share of Messrs. Kilcoyne, Stern, Sangster, Crompton and Ms. Bruguera's options is higher than the closing price per share of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 23, 2009 (except as noted) by:

•	each of our directors, nominees for director and Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of July 23, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership is based on 15,844,700 shares of common stock outstanding as of July 23, 2009.

Unless otherwise noted below, the address of each person listed on the table is c/o Micrus Endovascular Corporation, Attn: CFO, 821 Fox Lane, San Jose, California 95131.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Ownership
Named Executive Officers:
John T. Kilcoyne (1)	379,929	2%
Robert A. Stern (2)	256,064	2%
Gordon T. Sangster (3)	31,803	*
Carolyn M. Bruguera (4)	86,223	1%
Robert C. Colloton (5)	177,669	1%
Non-Employee Directors:
Michael L. Eagle (6)	43,611	*
Michael R. Henson (7)	115,369	1%
Fred Holubow (8)	80,276	1%
L. Nelson Hopkins, M.D. (9)	32,026	*
Francis J. Shammo (10)	61,110	*
Jeffrey H. Thiel (11)	64,112	*
Gregory H. Wolf (12)	-	*
All Directors and Named Executive Officers as a group (13)	1,328,192	8%
Holders of more than 5% of our voting securities
HBM Bioventures (Cayman) Ltd, Centennial Towers, Suite 305 2454 West Bay Road, Grand Cayman, Cayman Islands (14)	1,985,739	13%
FMR LLC, 82 Devonshire Street, Boston, MA 02109 (15)	1,654,401	10%
T. Rowe Price Associates, Inc. , 100 East Pratt Street, Baltimore, MD 21202 (16)	899,500	6%

__________

*	Indicates beneficial ownership of less than one percent.

(1)	Includes 374,655 shares of common stock issuable upon exercise of stock options.

(2)	Includes 248,362 shares of common stock issuable upon exercise of stock options. Also includes 111 shares held by Mr. Stern’s wife as custodian of a UTMA account for the benefit of their daughter.

(3)	Includes 29,581 shares of common stock issuable upon exercise of stock options.

(4)	Includes 80,101 shares of common stock issuable upon exercise of stock options.

(5)	Includes 177,669 shares of common stock issuable upon exercise of stock options.

(6)	Includes 43,611 shares of common stock issuable upon exercise of stock options.

(7)
Includes 50,000 shares of common stock issuable upon exercise of stock options. Also includes 49,769 shares held by the Henson Family Trust, 5,000 shares held in Mr. Henson IRA account and 10,600 shares held by Mr. Henson’s wife.

(8)	Includes 62,109 shares of common stock issuable upon exercise of stock options.

(9)
Includes 30,526 shares of common stock issuable upon exercise of stock options. Also includes 1,500 shares held by Delphi Venture Partners, LLC (Delphi). Mr. Hopkins is a co-manager of Delphi and disclaims beneficial ownership of the shares held by Delphi except to the extent of his pecuniary interest therein.

(10)	Includes 61,110 shares of common stock issuable upon exercise of stock options.

(11)
Includes 54,910 shares of common stock issuable upon exercise of stock options. Also includes 9,202 shares held by the Thiel Family Trust, of which Mr. Thiel is the trustee. Mr. Thiel exercises voting and investment power over the foregoing shares.

(12)	43,611 options previously held by Mr. Wolf were gifted to a GRAT on October 23, 2008. Mr. Wolf is not the Trustee of the GRAT

(13)	See footnotes (1) through (13). Includes an aggregate of 1,328,192 shares of common stock issuable upon the exercise of stock options.

(14)	This information is based on Schedule 13G filed with the SEC on February 12, 2009.

(15)	This information is based on Schedule 13G filed with the SEC on July 10, 2009.

(17)	This information is based on Schedule 13G filed with the SEC on February 12, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to the shares of our common stock that may be issued pursuant to options under our equity compensation plans at July 23, 2009:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Colum (a))
Equity compensation plans approved by security holders	4,471,859	(1)	$12.19	2,260,101	(2)
Equity compensation plans not approved by security holders	-		-	-

Total	4,471,859	(1)	$12.19	2,260,101	(2)
__________

(1)	Includes 1,024,359 shares subject to options outstanding under our 1998 Stock Plan (the “1998 Plan”) and 3,447,500 shares subject to option outstanding under our 2005 Plan.

(2)	Includes 1,479,039 shares of common stock reserved for future issuance under our 2005 Plan and 781,062 shares of common stock reserved for future issuance under our Purchase Plan.

1996 Stock Option Plan

As of June 16, 2005, the effective date of the Company’s initial public offering (“IPO”), no new stock option grants were permitted under the 1996 Stock Option Plan (the “1996 Plan”). There are no outstanding options under the 1996 Plan and, as of the effectiveness of the Company’s IPO, there were no outstanding options under the 1996 Plan.

1998 Stock Plan

As of June 16, 2005, the effective date of the IPO, no new stock option grants were permitted under the 1998 Plan. However, all options previously granted under the 1998 Plan continue to be administered under the 1998 Plan. As of July 23, 2009, options to purchase 1,024,359 shares of common stock were outstanding under the 1998 Plan.

2005 Equity Incentive Plan

The 2005 Plan became effective upon the IPO. The 2005 Plan provides for the issuance of stock options, stock appreciation rights, stock awards (stock and stock units) and cash awards. The Company initially reserved a total of 2,395,020 shares of its common stock for issuance under the 2005 Plan. In addition, the 2005 Plan provides for an automatic annual increase in the number of shares reserved for issuance there under on each April 1 by an amount equal to the lesser of (i) 5% of the Company’s total number of outstanding shares on the immediately preceding March 31; (ii) 666,666 shares, or (iii) a number of shares determined by the Company’s Board of Directors. The shares reserved under the 2005 Plan will also be increased as a result of the forfeiture or repurchase of shares issued under the 1998 Plan and the cancellation of unexercised options under the 1998 Plan. As of July 23, 2009, there were 4,936,539 remaining shares reserved for issuance under the 2005 Plan, of which 1,479,039 were available for grant and 3,447,500 shares were subject to outstanding options.

2005 Employee Stock Purchase Plan

The 2005 Employee Stock Purchase Plan (the “Purchase Plan”) became effective upon the IPO. The Purchase Plan provides employees with an opportunity to purchase the Company’s common stock through accumulated payroll deductions. The Company initially reserved a total of 222,222 shares of common stock for issuance under the Purchase Plan. The Purchase Plan provides for annual increases in the total number of shares available for issuance under this plan on April 1st of each year beginning on April 1, 2006, by a number of shares that is equal to the lesser of: (1) 2% of the outstanding shares of the Company’s common stock on the immediately preceding March 31st; (2) 222,222 shares; or (3) a lesser number determined by the Company’s Board of Directors. As of July 23, 2009, there were 781,062 shares reserved for issuance under the Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Micrus’ directors and executive officers, and persons who own more than ten percent of a registered class of Micrus’ equity securities, to file reports of ownership and changes in ownership of common stock and other equity securities of Micrus. We have adopted procedures to assist Micrus’ directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

To our knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended March 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis, except as indicated herein.

One late Form 4 was filed by Robert A. Stern on January 22, 2009 to report the grant of restricted stock awards to him on January 12, 2009 for 5-year period of service.

One late Form 4 was filed by L. Nelson Hopkins, M.D. on February 24, 2009 to report the purchase of Micrus shares by Delphi Venture Partners, LLC on February 9, 2009. Mr. Hopkins is a co-manager of Delphi. Both Form 4’s are late filings.

OTHER INFORMATION

Other Business

We do not know of any business to be considered at the 2009 Annual Meeting other than the proposals described in this Proxy Statement. However, because we did not receive notice of any other proposals to be brought before the meeting, if any other business is properly presented at the meeting, your signed proxy card gives authority to John T. Kilcoyne and Gordon T. Sangster to vote on such matters at their discretion.

Stockholder Proposals — 2010 Annual Meeting

Stockholders may submit proposals on matters appropriate for shareholder action for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the proxy statement for next year’s annual meeting of stockholders, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the date that is 120 calendar days before the anniversary of the date this year’s Proxy Statement is “released to stockholders” (i.e., the mailing date). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

If you intend to submit a proposal at the 2010 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, our Bylaws provide that a proposal that a stockholder delivers to our principal executive offices not less than 45 nor more than 75 days prior to the anniversary date of the prior year’s meeting shall be timely, provided however, that if the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary date of the prior year’s meeting, to be timely, the proposal must be received from the stockholder not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date the public announcement of the date of such annual meeting is first made.

Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

YOU MAY OBTAIN A COPY OF MICRUS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2009 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO MICRUS ENDOVASCULAR CORPORATION, 821 FOX LANE, SAN JOSE, CALIFORNIA 95131, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT OUR WEBSITE AT WWW.MICRUSENDOVASCULAR.COM.

By Order of the Board of Directors

MICRUS ENDOVASCULAR CORPORATION
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

821 FOX LANE
SAN JOSE, CA 95131
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M16361-P83802	KEEP THIS PORTION FOR YOUR RECORDS
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MICRUS ENDOVASCULAR CORPORATION		For All	Withhold All		For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote "FOR" Proposals 1 and 2.

1.
ELECTION OF DIRECTORS: To elect three (3) Class I directors to hold office until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified.

Nominees

01)  Michael L. Eagle
02)  Fred Holubow
03)  Gregory H. Wolf
		☐	☐		☐
Vote on Proposal								For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2010.							☐	☐	☐

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report Combined Document are available at
www.proxyvote.com.

You Must Detach This Portion of the Proxy Card
M16362-P83802
PROXY
MICRUS ENDOVASCULAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICRUS ENDOVASCULAR CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 15, 2009

The undersigned stockholder of Micrus Endovascular Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John T. Kilcoyne and Gordon T. Sangster or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Micrus Endovascular Corporation to be held on Tuesday, September 15, 2009, at 8:00 a.m., local time, at 821 Fox Lane, San Jose, CA 95131 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ALL NOMINATED DIRECTORS; (2) TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2010; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)
Before Returning it in the Enclosed Envelope